Exhibit 99

FOR IMMEDIATE RELEASE

For more information contact:

Patrick M. Fahey	President & Chief Executive Officer, Pacific Northwest Bancorp
Chairman & CEO, Pacific Northwest Bank (206) 340-4727
David H. Straus	President & Chief Operating Officer, Pacific Northwest Bank (206) 340-4721
G.C. Piercy	Senior Vice President & Director of Marketing Services,
Pacific Northwest Bank — (360) 279-4650

PACIFIC NORTHWEST BANK ANNOUNCES

EXECUTIVE MANAGEMENT CHANGES

Seattle, WA — February 27, 2003 — Pacific Northwest Bancorp (NASDAQ: PNWB) -The Board of Directors of Pacific Northwest Bancorp and its President and Chief Executive Officer Patrick M. Fahey have announced the appointment of David H. Straus to the position of President and Chief Operating Officer of Pacific Northwest Bancorp’s principal subsidiary Pacific Northwest Bank.  Mr. Fahey will continue as the Chairman and Chief executive Officer of the Bank.

“Pacific Northwest Bank has grown to a size that I believe the time is right to split the Chief Executive Officer and Chief Operating Officer roles.  I intend to stay active on a full-time “plus” basis and will continue my role as Chief Executive Officer of both Pacific Northwest Bancorp and the Bank,” added Fahey.

In his new role, Mr. Straus will oversee the day-to-day banking, administrative and credit functions of the Bank, and Mr. Fahey will focus on strategic planning, shareholder and investor relations, and merger and acquisition activities.

Mr. Straus has over 33 years of banking experience. He has been affiliated with Northwest financial institutions in numerous managerial and executive positions, loan administration and credit activities. He is a graduate of the University of Denver and received his MBA from the University of Arizona.  Mr. Straus is also a graduate of the Pacific Coast Banking School. He is very involved in community activities, which include serving in board and leadership roles with Leadership Tomorrow, Pioneer Human Services, Risk Management Associates and the Boys and Girls Clubs of King County.

In addition, the Company announced the promotion of Joseph H. Ward as Executive Vice President and Chief Credit Officer of the Bank. Mr. Ward will be responsible for the credit administration and loan approval and monitoring activities for the Bank and will report to Mr. Straus.  He has most recently served as Senior Vice President and Senior Commercial Credit Officer of Pacific Northwest Bank.

“Joe’s experience is a perfect match for his new role in the Bank. As we move forward to become the premier financial institution in the Northwest, his extensive financial background positions him to successfully integrate credit administration and loan activities across the entire Bank,” said Mr. Fahey.

Mr. Ward has over 30 years of banking experience and has held senior level managerial positions in corporate lending and credit administration.  He is very involved in community activities and has held numerous board and leadership positions with Seattle area arts and human services non-profit organizations including: Leadership Tomorrow Alumni Governing Committee, Totem Council Girl Scouts, Housing Hope, King County Arts Commission, Family Services, Marysville YMCA and the Pacific Arts Center.

Chris Rasmussen, President, Pacific Northwest Bank — Oregon will continue to oversee the Bank’s Oregon operations and will additionally assume responsibility for insurance and investment products across the entire organization.  Additionally, the Banking Group activities for the branch system and the commercial banking teams for Washington have been combined under the leadership of Executive Vice President George Brace.

Headquartered in Seattle, WA, Pacific Northwest Bancorp is a bank holding company providing financial services through its commercial bank subsidiary, Pacific Northwest Bank. Pacific Northwest Bank operates 58 Financial Centers in the Pacific Northwest, including the metropolitan areas of Seattle and Bellevue, Washington and Portland, Oregon. Pacific Northwest Bank offers a wide range of financial services to businesses and individuals in its market area, including investment products available through its subsidiary, Pacific Northwest Financial Services, Inc., and insurance products available through its subsidiary, Pacific Northwest Insurance Agency Inc.

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